Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000 FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

October 1, 2024

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, California 95403

Ladies and Gentlemen:

We have acted as counsel to Keysight Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (1) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”); (2) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”); and (3) senior unsecured debt securities of the Company, which may be convertible or exchangeable into other securities of the Company (collectively, the “Debt Securities”). The Common Stock, the Preferred Stock and the Debt Securities are hereinafter referred to, collectively, as the “Securities.” The Securities may be issued and sold or delivered from time to time for an indeterminate aggregate initial offering price.

The Debt Securities will be issued under an indenture (the “Base Indenture” and, including any supplemental indentures relating thereto, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

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Keysight Technologies, Inc.	-2-	October 1, 2024

We have examined the Registration Statement and the form of Base Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery, as applicable, of any of the Debt Securities, the Indenture will be the valid and legally binding obligation of the Trustee. We also have assumed that, with respect to the issuance of any shares of Common Stock or Preferred Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of the Securities, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and the Indenture will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Indenture and such Securities will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the Indenture and such Securities) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of the Indenture and such Securities will not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Keysight Technologies, Inc.	-3-	October 1, 2024

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. With respect to the Common Stock, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Common Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company by the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors of the Company (such Board of Directors or committee hereinafter being referred to as the “Board”) and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, the Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Preferred Stock, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance and terms of the Preferred Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company by the Board, (b) due filing of the applicable definitive certificate of designations and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, the Preferred Stock will be validly issued, fully paid and nonassessable.

3. With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and related matters by the Board or, in the case of Debt Securities that are not convertible, exchangeable or exercisable for equity securities of the Company, duly authorized officers of the Company (such Board and any such authorized officers being hereinafter referred to as the “Company Authorizing Party”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the appropriate Company Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indenture, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraph 3 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 1.10 of the Base Indenture relating to the separability of provisions of the Base Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

Keysight Technologies, Inc.	-4-	October 1, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP